Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Annual Report on Form 20-F of Brookfield Renewable Energy Partners L.P. [the “Partnership”] of our report dated March 17, 2014, with respect to the consolidated financial statements of the Partnership as at December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, included herein.

/s/ Ernst & Young LLP

Toronto, Canada

March 17, 2014